Exhibit 5.1

                         [LETTERHEAD DUANE MORRIS LLP]

February 16, 2007

The Board of Directors of
C&D Technologies, Inc.
1400 Union Meeting Road
P.O. Box 3053 Blue Bell, PA 19422-7859

Ladies and Gentlemen:

      We have acted as counsel to C&D Technologies, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the offer and sale by certain securityholders of the Company of (i) up to $54,500,000 aggregate principal amount of the Company's 5.50% Convertible Senior Notes due 2026 (the "Notes") and (ii) up to 11,266,147 shares of the Company's common stock (the "Conversion Shares"), par value $0.01 per share (the "Common Stock"), initially issuable upon conversion of the Notes. The Notes were issued under an Indenture dated as of November 21, 2006 between the Company and The Bank of New York, as trustee.

      As counsel to the Company, we are familiar with all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Certificate of Incorporation and Bylaws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Notes and the Conversion Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that:

      1. The Notes have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and except as such enforcement is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law.

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The Board of Directors of
C&D Technologies, Inc.
February 16, 2007
Page 2


      2. The Conversion Shares, when issued and delivered in accordance with the terms and conditions of the Indenture and Notes, will be duly authorized, legally and validly issued and outstanding and fully paid and nonassessable.

      We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the laws of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware (including the statutory provisions of such law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States.

                                             Sincerely,

                                             /s/ Duane Morris LLP